EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2010, with respect to i) the consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009, the four months ended December 31, 2007, and the year ended August 31, 2007; ii) Energy Transfer Equity, L.P.’s internal control over financial reporting as of December 31, 2009; and iii) the consolidated balance sheet of LE GP, LLC and subsidiaries as of December 31, 2009, all included in the Annual Report of Energy Transfer Equity, L.P. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Energy Transfer Equity, L.P. on Forms S-3 (File No. 333-164414 and File No. 333-146300) and on Form S-8 (File No. 333-146298).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 24, 2010